Company Press Release

Source: Room Plus, Inc.

ROOM PLUS, INC. Proposed Baby's Room Acquisition Terminated

PATERSON, N.J. Feb. 12/PRNewswire/ - ROOM PLUS, INC. (Nasdaq:
PLUS-news) today announced that its agreement in principle to acquire The Baby's Room, Inc. and Baby's Room USA has been terminated.

Marc Zucker, Chairman and CEO of ROOM PLUS stated: "We cannot obtain acceptable financing commitments for the acquisition at this time. We have therefore agreed to terminate the letter of intent in order that the principals of the Baby's Room companies may be free to consider other alternatives. However, we remain interested in acquiring the Baby's Room companies and may seek to reopen acquisition discussions later in the year if the financing will be available on acceptable terms. We may also seek to explore alternative business arrangements with the Baby's Room companies for the sale of our ROOM PLUS furniture line through Baby's Room retail outlets."

ROOM PLUS, INC. has specialized for the past 16 years in the design and production and retailing of modular, high pressure, mica-laminated furniture for residential uses. With its 17 retail showrooms and its 78,000 square foot manufacturing facility, ROOM PLUS, INC. is the largest and leading vertically integrated mica-laminated furniture company in New York, New Jersey and Pennsylvania.

Forward-looking statements made herein are based on current expectations of the Company that involves a number of risks and uncertainties and such forward-looking statements should not be considered guarantees of future performance. These statements are made under the "Safe Harbor Provisions" of the Private Securities Litigation Reform Act of 1995. The factors that could cause actual results to differ materially from the forward-looking statements include the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources than the Company and an inability to arrange additional debt or equity financing. For further information concerning risk factors, please see ROOM PLUS, INC. form 10-QSB filed with the Securities and Exchange Commission.

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